Global Equity International, Inc. & Subsidiaries.
Management’s Analysis

November 6, 2015

Dear Shareholders,

Now that we have filed our September 30, 2015 Form 10-Q with the SEC, we would like to take the opportunity to point our certain interesting aspects of our balance sheet at September 30, 2015 and December 31, 2014 and also our income statement for the three and nine months ended September 30, 2015 and 2014.

The balance sheet items that we would like to point out are as follows:

Current assets:

Our current assets at September 30, 2015 have decreased by $17,564, mainly due our write-off of a small loan receivable and also having less cash in in the bank at this point in time. When we receive cash fees, we use this cash for operational purposes and also to pay the third party professionals that we engage on behalf of our clients; hence, we believe that a low balance at any given point in time is a product of how we do business. Also, depending on the achievement of certain milestones and contractual agreements, the Company will be due further cash fees from current clients amounting to $1,747,985.

Investments:

At December 31, 2014, the Company had long term investments amounting to $3,000. These long term investments amounted to $1,543,950 as of September 30, 2015, which represents a substantial increase of 513.65%.

Current Liabilities:

Our current liabilities at December 31, 2014 totaled $2,475,594. Over the last nine months of 2015, we managed to decrease these current liabilities to $1,646,114, which represents a decrease of 33.51%.

We now have no more convertible debt outstanding; hence, the only third party debt is due to three non-convertible note holders, related parties and our operational day to day creditors.

Also, of the cash fees paid to date, the Company has deferred a total $500,000. These deferred cash fees will slowly be reflected on the Company´s income statement once certain milestones and contractual agreements have been completed.

Finally, during the nine months ended September 30, 2015, the Company renegotiated a non-convertible loan amounting to $1,160,578 (principal and interest) down to a total of $500,000 (principal and a fixed amount of embedded interest) with payment terms over the next 12 months and no penalty clauses for late payment. This renegotiation with the lender represented a 56.92% discount or cash saving for the Company.

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Global Equity International, Inc. & Subsidiaries.
Management’s Analysis

Long term Liabilities:

During the nine months ended September 30, 2015, the Company paid off all of its long term related party liabilities amounting to $427,310 by way of converting this debt into restricted common shares issued to our management.

Redeemable Series “A” Preferred Shares

During the nine months ending on September 30, 2015, management decided to not redeem the Series A Preferred Stock outstanding and returned these shares back to treasury. The effect of this decision was the elimination of a further $1,020,000 of liabilities.

Stockholder’s Deficit:

At December 31, 2014, the Company had a stockholders´ deficit of $3,841,580, which has now been reduced massively over the first nine months of 2015, and is now only $48,712. This represents a substantial decrease of $3,792,868 or 98.73%.

The total amount of common shares issued and outstanding at September 30, 2015, was 771,523,183. The total amount of shares issued and outstanding at November 4, 2015, was 772,523,183, of which approximately 72% are restricted securities and in the hands of management and employees. The Company´s trading float at November 4, 2015, was 202,198,715 shares.

The income statement items that we would like to point out are as follows:

For the three months ended September 30, 2015 and 2014

The Company had revenues amounting to $1,130,465 and $184,000, for the three months ended September 30, 2015 and 2014, respectively. This represents an increase of $946,465 or 514%.

The total operating expenses amounted to $444,577 and $493,788, for the three months ended September 30, 2015 and 2014, respectively. During the three months ended September 30, 2015, total operating expenses were decreased by $49,211 from the previous three months ended on September 30, 2014.

The Company´s other income and (expenses) for the three months ended September 30, 2015 and 2014, were $(453,163) and $(140,448), respectively. Our total other expenses increased mainly due to the increase in loss on derivative liability, amortization of debt discount and loss on conversion of convertible notes. There was also a gain on debt extinguishment and gain on settlement of liabilities.

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Global Equity International, Inc. & Subsidiaries.
Management’s Analysis

The net income (loss) for the three months ended September 30, 2015 and 2014, were $232,725 and $(450,236), respectively, which represents an increase of $682,961 or 151.69%.

For the nine months ended September 30, 2015 and 2014

The Company had revenues amounting to $2,285,965 and $345,000, for the nine months ended September 30, 2015 and 2014, respectively. This represents an increase of $1,940,965 or 562.60%.

The total operating expenditures amounted to $1,284,654 and $1,089,814, for the nine months ended on September 30, 2015 and 2014, respectively. These operating expenses increased by $194,840 as we had more legal and professional fees to pay on behalf of new clients during the nine months ended September 30, 2015. We also employed new members of staff, which lead to an increase in salary expenditure.

While the Company had a loss from operations for the nine months ended September 30, 2014, the Company had a net profit of $1,001,311 for the nine months ended September 30, 2015.. This represents an increase in net operational profit of 234.44%.

The Company´s other income and (expenses) for the nine months ended September 30, 2015 and 2014, were $(1,191,600) and $(757,791), respectively. This increase was mainly due to the convertible notes that were converted into our common stock during the nine months ended September 30, 2015. These note conversions caused an increase in amortization of debt discount and also losses on conversion of notes. The loss on derivative liabilities also increased due to the change in fair values of the derivative liabilities at each conversion and reporting date. There was also a gain on debt extinguishments and gains on settlement of liabilities.

The net loss for the nine months ended September 30, 2015 and 2014, was $190,289 and $1,502,605, respectively. This represents a decrease in net losses amounting to $1,312,316 or 87.34%.

Yours sincerely,

Enzo Taddei – CFO
Global Equity International Inc.

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